UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

COTIVITI HOLDINGS, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

22164K101

(CUSIP Number)

Richard Terranova, Advent International 75 State Street, Boston MA 02109

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2016

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22164K101	13G	Page 2 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 58,702,930
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 58,702,930
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,702,930
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 65.1%
12.	TYPE OF REPORTING PERSON (see instructions) CO, IA

CUSIP No. 22164K101	13G	Page 3 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 58,702,930
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 58,702,930
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,702,930
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 65.1%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 22164K101	13G	Page 4 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Cotiviti Acquisition Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,188,602
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,188,602
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,188,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 5 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Cotiviti Acquisition II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 26,661,078
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 26,661,078
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,661,078
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 29.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 6 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Cotiviti GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 51,849,680
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 51,849,680
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,849,680
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 57.5%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 22164K101	13G	Page 7 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 51,849,680
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 51,849,680
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,849,680
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 57.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 8 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP (Delaware) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,680,675
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,680,675
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,680,675
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 9 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2008 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 922,973
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 922,973
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 922,973
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 10 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2009 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 27,999
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 27,999
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,999
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 11 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 66,033
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 66,033
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,033
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 12 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 73,335
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 73,335
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,335
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 13 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 82,235
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 82,235
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,235
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 14 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,188,602
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,188,602
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,188,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.9%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 15 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,650,967
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,650,967
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,650,967
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.6%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 16 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,277,731
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,277,731
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,277,731
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 17 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,300,911
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,300,911
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,911
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 18 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,240,917
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,240,917
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,240,917
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 19 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,138,847
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,138,847
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,138,847
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 20 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,743,916
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,743,916
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,743,916
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 21 of 30

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,988,464
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,988,464
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,988,464
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 22164K101	13G	Page 22 of 30

Item 1.

(a)	Name of Issuer

Cotiviti Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices

115 Perimeter Center Place, Suite 700, Atlanta GA 30346

Item 2.

(a)	Name of Person Filing

(b)	Address of Principal Business Office

(c)	Citizenship

This statement is being filed on behalf of the following Reporting Persons:

Advent International Corporation, a Delaware corporation;

Advent International LLC, a Massachusetts LLC;

Advent-Cotiviti Acquisition Limited Partnership, a Delaware limited partnership;

Advent-Cotiviti Acquisition II Limited Partnership, a Delaware limited partnership;

Advent-Cotiviti GP LLC, a Delaware LLC;

GPE VI GP Limited Partnership, a Cayman Islands limited partnership

GPE VI GP (Delaware) Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2008 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2009 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2010 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI-A 2010 Limited Partnership, a Delaware Islands limited partnership;

Advent Partners GPE VI-A Limited Partnership, a Delaware limited partnership;

Advent International GPE VI Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-A Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-B Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-C Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-D Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-E Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-F Limited Partnership, a Cayman Islands limited partnership; and

Advent International GPE VI-G Limited Partnership, a Cayman Islands limited partnership.

Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership, GPE VI GP (Delaware) Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, and Advent Partners GPE VI-A Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE

CUSIP No. 22164K101	13G	Page 23 of 30

VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent-Cotiviti GP LLC is a general partner of Advent-Cotivti Acquisition Limited Partnership and Advent-Cotiviti Acquisition II Limited Partnership. Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership, and Advent International GPE VI-G Limited Partnership, are members of Advent-Cotiviti GP LLC.

The principal business address of each Reporting Person is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d)	Title of Class of Securities

Common stock, par value $0.001 per share

(e)	CUSIP Number

22164K101

Item 3.

Not Applicable

Item 4.	Ownership

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	58,702,930	58,702,930	—	58,702,930	—	65.1%
Advent International LLC	58,702,930	58,702,930	—	58,702,930	—	65.1%
Advent-Cotiviti Acquisition Limited Partnership	25,188,602	25,188,602	—	25,188,602	—	27.9%
Advent-Cotiviti Acquisition II Limited Partnership	26,661,078	26,661,078	—	26,661,078	—	29.6%
Advent-Cotiviti GP Corporation	51,849,680	51,849,680	—	51,849,680	—	57.5%
GPE VI GP Limited Partnership	51,849,680	51,849,680	—	51,849,680	—	57.5%
GPE VI GP (Delaware) Limited Partnership	5,680,675	5,680,675	—	5,680,675	—	6.3%
Advent Partners GPE VI 2008 Limited Partnership	922,973	922,973	—	922,973	—	1.0%
Advent Partners GPE VI 2009 Limited Partnership	27,999	27,999	—	27,999	—	0.0%
Advent Partners GPE VI 2010 Limited Partnership	66,033	66,033	—	66,033	—	0.1%
Advent Partners GPE VI-A 2010 Limited Partnership	73,335	73,335	—	73,335	—	0.1%
Advent Partners GPE VI-A Limited Partnership	82,235	82,235	—	82,235	—	0.1%
Advent International GPE VI Limited Partnership	25,188,602	25,188,602	—	25,188,602	—	27.9%
Advent International GPE VI-A Limited Partnership	17,650,967	17,650,967	—	17,650,967	—	19.6%
Advent International GPE VI-B Limited Partnership	1,277,731	1,277,731	—	1,277,731	—	1.4%
Advent International GPE VI-C Limited Partnership	1,300,911	1,300,911	—	1,300,911	—	1.4%
Advent International GPE VI-D Limited Partnership	1,240,917	1,240,917	—	1,240,917	—	1.4%
Advent International GPE VI-E Limited Partnership	3,138,847	3,138,847	—	3,138,847	—	3.5%
Advent International GPE VI-F Limited Partnership	4,743,916	4,743,916	—	4,743,916	—	5.3%
Advent International GPE VI-G Limited Partnership	2,988,464	2,988,464	—	2,988,464	—	3.3%

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

CUSIP No. 22164K101	13G	Page 24 of 30

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 2.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

CUSIP No. 22164K101	13G	Page 25 of 30

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2017
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI – A Limited Partnership

Advent Partners GPE VI – A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 22164K101	13G	Page 26 of 30

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Cotiviti Acquisition Limited Partnership By: Advent-Cotiviti’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova

Advent-Cotiviti Acquisition II Limited Partnership By: Advent-Cotiviti’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova

Advent-Cotiviti GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 22164K101	13G	Page 27 of 30

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of a Group

CUSIP No. 22164K101	13G	Page 28 of 30

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 13, 2017
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI – A Limited Partnership

Advent Partners GPE VI – A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 22164K101	13G	Page 29 of 30

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Cotiviti Acquisition I Limited Partnership By: Advent-Cotiviti’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-Cotiviti Acquisition II Limited Partnership By: Advent-Cotiviti’ GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova

Advent-Cotiviti GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 22164K101	13G	Page 30 of 30

Exhibit 2

MEMBERS OF A GROUP

Advent International Corporation

Advent International LLC

Advent-Cotiviti Acquisition Limited Partnership

Advent-Cotiviti Acquisition II Limited Partnership

Advent-Cotiviti GP LLC

GPE VI GP Limited Partnership

GPE VI GP (Delaware) Limited Partnership

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership